Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement No. 333-223157 on Form F-4 of our report dated February 24, 2016, relating to the 2015 consolidated financial statements of the Group (comprising RELX PLC, RELX NV, RELX Group plc and its subsidiaries, associates, and joint ventures) appearing in the Annual Report on Form 20-F of RELX PLC and RELX NV for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

London, United Kingdom

May 4, 2018